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                                                                      Exhibit 14

                               WALBRO CORPORATION

                               MODEL AMENDMENT TO
                THE TERMINATION AND CHANGE OF CONTROL AGREEMENT
                                   (Level I)


     WHEREAS, WALBRO CORPORATION, a Delaware corporation (the "Company") and ________________________ (the "Executive") entered into that certain Termination and Change of Control Agreement dated as of the _____ day of _________________, 199__ (the "Termination Agreement"); and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to further assure, by amending the Termination Agreement for the 1999 calendar year, that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in the Termination Agreement) of the Company during such calendar year;

     WHEREAS, the Board and the Executive intend (i) for the Termination Agreement to continue to apply, as originally entered into by the parties hereto, until the date of a Change of Control (as defined in the Termination Agreement) of the Company, if any, during the 1999 calendar year, and (ii) for this Amendment to the Termination Agreement (the "Amendment") to apply only as of the date of such Change of Control, if any, and to automatically terminate on December 31, 1999, in the absence of a Change of Control during such calendar year.


     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Definitions. For purposes of this Amendment, the definitions of terms contained in the Termination Agreement hereby are incorporated by reference, except to the extent that any term is specifically defined in this Amendment.

     "Welfare Plan Benefits" shall mean (i) such benefits as are provided under the Walbro Corporation Employees' Welfare Benefit Plan, including medical, dental and vision benefits, life insurance, accidental death and dismemberment, short-term disability and long-term disability insurance, and (ii) such additional executive disability coverage as is provided by various underwriters, including Provident, Monarch or Unum as applicable.

     2. Effective Date, Term and Application. This Amendment is entered into effective January 1, 1999. Unless otherwise agreed upon in writing by the Company and the Executive prior to December 31, 1999, this Amendment shall be operative only in the event of a Change of Control of the Company occurring on or prior to December 31, 1999 (the "Operative Period").

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     3.   Amendments.

          (a) Section 8 of the Termination Agreement is amended in its entirety to read as follows:

          "8. Termination by the Company Without Cause and Termination by Executive for Good Reason During the Extended Employment Period

          Upon an Executive's Date of Termination during the Extended Employment Period by the Company without Cause (other than for non-renewal of the Term of the Employment Agreement) or voluntarily by the Executive for Good Reason, the Term of this Termination Agreement will immediately terminate and all obligations of the Company and Executive under Sections 1 through 5 of this Termination Agreement and under the Employment Agreement will immediately cease; provided, however, that subject to the provisions of
     Section 13(c) the Company shall pay Executive (or his or her beneficiaries), and Executive (or his or her beneficiaries) shall be entitled to receive, the following:

          (a) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

               (i) the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) ____________ percent (__%) of the Executive's Annual Base Salary ("Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

               (ii) the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus;

               (iii) an amount equal to the actuarial equivalent (determined in accordance with the provisions of the SERP) of the benefit under the SERP which the Executive would receive assuming for this purpose that the Executive's employment continued for three (3) years after the Date of Termination and assuming that the Executive's compensation in each of the three years is that required by Section 3 of the Termination Agreement plus the Executive's Highest Annual Bonus;

               (iv) in lieu of any payment in respect of performance shares, or other long term incentive awards (including awards of phantom shares

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                      under the EBP) granted prior to the Extension Date or in
                      accordance with Section 4(a) of the Termination Agreement, for any performance period not completed at the Executive's Date of Termination, an amount equal to the cash amount payable plus the value of any shares of Common Stock or other property (valued at the Date of Termination) payable upon the achievement of maximum performance (or in the case of phantom shares, target performance under the EBP) in respect of each tranche of such performance shares or awards without proration as if the Date of Termination were the end of the performance period;

               (v) a cash amount will be paid equal to the value at the Date of Termination of any phantom shares of Common Stock credited to Executive's deferral accounts under deferral arrangements authorized under the Employment Agreement at the Date of Termination, less applicable withholding taxes under Section 14(i) of the Employment Agreement; provided, however, that the Company may instead settle such accounts by directing the Trustee to distribute the assets of the "rabbi trust" and the Company shall be relieved of its obligation under this Employment Agreement and the Termination Agreement to the extent that assets are so distributed. Such amounts shall be paid or distributed as promptly as practicable following such Date of Termination, without regard to any stated period of deferral otherwise remaining in respect of such amounts, and the payment of such amounts shall be deemed to fully settle such accounts; and

               (vi)   to the extent not covered in (i), (ii), (iii), (iv) or
                      (v), all vested, nonforfeitable amounts owing or accrued at the Date of Termination under any other compensation and benefit plans, programs, and arrangements in which Executive theretofore participated will be paid under the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted.

          (b) Stock options then held by the Executive will be exercisable and restricted stock held by the Executive will be vested to the extent and for such periods, and otherwise governed, by the plans and programs (and the agreements and other documents thereunder) pursuant to which such stock options or restricted stock were granted; provided, however, that the stock options and restricted stock described in Section 5 of the Employment Agreement shall be fully vested and shall be exercisable to the extent and for such periods, and otherwise governed by, the provisions of Section 5 of the Employment Agreement.

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          (c) For three (3) years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue Welfare Plan Benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b) of the Termination Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If such plans, programs, or arrangements do not allow Executive's continued participation, a cash payment equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such employee benefit plans, programs, and arrangements in which Executive was participating immediately prior to the Date of Termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following Executive's Date of Termination, with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating); and

          (d) outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, provided by the Company at its sole expense as incurred."

          (b) The last sentence of Section 9(e) of the Termination Agreement is amended in its entirety to read as follows:

     "For purposes of this Section, (i) the Executive shall be deemed to terminate employment for "Good Reason" in the event the Executive separates from employment with the Company within a period of thirty (30) days following the date six (6) months after a Change of Control, and (ii) any good faith determination of "Good Reason" otherwise made by the Executive shall be conclusive."

     4. Application of the Termination Agreement. Except as provided herein, the Termination Agreement shall remain in full force and effect.


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          IN WITNESS WHEREOF, the Executive has hereunto set his hand and the
Company has caused this instrument to be duly executed as of this ____ day of _____________, 1999.

                              WALBRO CORPORATION



                              By:
                                 -----------------------------------------
                              Name:
                              Title:


                              [NAME OF EXECUTIVE]



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